Foamex

Press Release

Contact: Kenneth R. Fuette                  Trina Hardiman
         610 859-3081                       Matthew Doering
         David E. Bright                    Gavin Anderson & Co.
         212 230-0488                       212 373-0229

FOR IMMEDIATE RELEASE



                    FOAMEX INTERNATIONAL ANNOUNCES AMENDMENTS
                              TO CERTAIN INDENTURES




LINWOOD, PENNSYLVANIA, May 28, 1997 - Foamex International Inc. (NASDAQ:FMXI) announced today that in connection with previously announced tender offers with concurrent consent solicitations of Foamex L.P., its 99% owned subsidiary, for five issues of public debt, Foamex L.P., Foamex Capital Corporation, Foamex-JPS Automotive L.P., Foamex-JPS Capital Corporation and Foamex International Inc. entered into Supplemental Indentures to the indentures relating to the following issues of the debt: (i) 9-1/2% Senior Secured Notes due 2000; (ii) 11-1/4% Senior Notes due 2002; (iii) 11-7/8% Senior Subordinated Debentures due 2004;
(iv) 11-7/8% Senior Subordinated Debentures due 2004, Series B, of Foamex L.P. and Foamex Capital Corporation, and (v) Senior Secured Discount Debentures due 2004, Series B, of Foamex-JPS Automotive L.P. and Foamex-JPS Capital Corporation.

         The Supplemental Indentures became effective today, but the proposed amendments for each issue of notes will not become operative until the date upon which the tender of all validly tendered notes of that issue is accepted.

         The Supplemental Indentures provide for, among other things, (i) elimination of substantially all restrictive covenants, (ii) the removal from the definition of events of default of all events other the nonpayment and certain bankruptcy events, (iii) in the case of each of the Senior Secured Notes, the Senior Notes, and the Senior Secured Discount Debentures, (A) the granting of a shared lien in the collateral for such issue of notes, with payment priority preserved for the holders of the notes, (B) the appointment of the agent for the contemplated bank financing as the collateral agent for all collateral securing both such issue of notes and the bank financing and (C) the execution of an intercreditor agreement.

         Foamex L.P. commenced the tender offers and concurrent consent solicitations on May 12, 1997. The debt has an aggregate principal amount of approximately $489.7 million.

         Donaldson, Lufkin & Jenrette Securities Corp. (212 892-4753) is acting as the dealer manager for the tender offers and the consent solicitations. Holders who tender their securities in the tender offer will be deemed to have submitted consents in the consent solicitations. Holders may not deliver consents without tendering their securities. Holders must have tendered their securities prior to 12:00 noon EDT, Wednesday, May 28, 1997 in order to receive the consent fee. Holders who have tendered or will tender their securities after such date and before the expiration date of June 9, 1997 will receive the tender price for their securities, but will not receive the consent fee.

         Consummation of the tender offers and the consent solicitations as well as the previously announced bank financing and the Senior Subordinated Note offering are subject to conditions, several of which are beyond the Company's control, and there can be no assurance that such transactions will be consummated.

         Foamex L.P. is the largest manufacturer and marketer of flexible polyurethane and advanced polymer foam products in North America. Foamex's quality forms are utilized primarily in four end-markets: carpet cushion and other carpet products; cushioning foams for furniture, bedding, packaging and health care; automotive applications, including trim and accessories; and industrial and consumer technical foams, including those for filtration. For more information about Foamex, visit its web site at http://www.foamex.com.

         This news release shall not constitute an offer to sell or the solicitation of an offer to buy the securities offered by Foamex L.P. in the private placement. The securities offered by Foamex L.P. in the private placement will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act of 1933, as amended.

         This news release contains forward-looking statement related to future earnings. Actual results may differ. Cautionary statements regarding forward-looking information may be found in the 1996 Annual Report and Forms 10-K on file with the Securities and Exchange Commission

         Editor's note: Foamex's company logo and executive photos can be retrieved in digital form by media without any charge from Wieck Photo DataBase
(972) 392-0888.


                                       2